EXHIBIT 99.1

Encore Wire Corporation
1410 Millwood Road
McKinney, Texas 75069
972-562-9473
PRESS RELEASE

October 23, 2007

Contact:	Frank J. Bilban Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2007.
Net sales for the quarter ended September 30, 2007 were $308.5 million compared to $372.9 million during the third quarter of 2006. Net income for the third quarter of 2007 was $5.8 million versus $35.8 million in the third quarter of 2006. Fully diluted net earnings per common share were $0.24 in the third quarter of 2007 versus $1.51 in the third quarter of 2006.
Net sales for the first nine months of 2007 were $902.8 million compared to $987.0 million during the first nine months of 2006. Net income for the first nine months of 2007 was $31.9 million versus $109.0 million in the first nine months of 2006. Fully diluted net income per common share was $1.35 in the first nine months of 2007 versus $4.60 in the first nine months of 2006.
On a sequential quarter comparison, net sales for the third quarter of 2007 were $308.5 million versus $333.6 million during the second quarter of 2007. Net income for the third quarter of 2007 was $5.8 million versus $19.7 million in the second quarter of 2007. Fully diluted net income per common share was $0.24 in the third quarter of 2007 versus $0.83 in the second quarter of 2007.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce a profitable quarter in the midst of the tough competitive environment we are experiencing in our industry. The building wire industry has endured low margins in the last four quarters, having abated only in the second quarter of 2007. Despite strong copper prices, margins in the building wire industry continue to be compressed. Certain competitors continue to respond to the slowdown in residential construction by cutting wire prices in an attempt to maintain market shares, compressing margins below our expectations at this level of copper prices. Our unit volume shipped on a year to date basis is holding up fairly well, despite the slowdown in residential construction. Residential wire unit sales are down 15.2% in the first three quarters of 2007 versus the same period in 2006, but commercial wire unit sales are up 0.4% and armored cable unit sales are up 843.2%. As a result, our total unit volume shipped, measured in pounds of copper contained in the wire, is down only 1.7% in the first three quarters of 2007 versus the first three quarters of 2006. Encore’s first armored cable shipments were made in the third quarter of 2006. We believe we have sacrificed some unit volume in 2007 as we try to sell in a disciplined manner as one of the leaders in the industry and avoid cutting prices to obtain volume.

We have other developments of note. The only long-term debt we have as of September 30, 2007, is $100 million in long-term notes due in 2011, with our $200 million revolving line of credit paid down to zero. In addition, we have $59.2 million in cash as of September 30, 2007. Our balance sheet has a conservative 27.9% debt to equity ratio. We also declared our fourth consecutive quarterly cash dividend during the third quarter of 2007.
We will continue to focus on our order fill rates and product offerings featuring commercial wire in true colors and our new armored cable line. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger if market conditions improve. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

Current Assets
Cash	$59,243	$24,603
Receivables, net	246,502	214,963
Inventories	89,286	103,947
Prepaid Expenses and Other	12,423	27,537

Total Current Assets	407,454	371,050

Property, Plant and Equipment, net	114,479	102,987

Other Assets	120	120

Total Assets	$522,053	$474,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$24,951	$13,413
Accrued Liabilities and Other	29,546	23,772

Total Current Liabilities	54,497	37,185

Long Term Liabilities
Note Payable	99,676	98,974
Other Long Term Liabilities	324	1,026
Non-Current Deferred Income Taxes	9,031	9,851

Total Long Term Liabilities	109,031	109,851

Total Liabilities	163,528	147,036

Stockholders’ Equity
Common Stock	261	260
Additional Paid in Capital	41,749	40,849
Treasury Stock	(15,275)	(15,275)
Retained Earnings	331,790	301,287

Total Stockholders’ Equity	358,525	327,121

Total Liabilities and Stockholders’ Equity	$522,053	$474,157

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006

Net Sales	$308,481	100.0%	$372,915	100.0%	$902,845	100.0%	$987,011	100.0%
Cost of Sales	282,962	91.7%	298,649	80.1%	805,020	89.2%	766,520	77.7%

Gross Profit	25,519	8.3%	74,266	19.9%	97,825	10.8%	220,491	22.3%

Selling, General and Administrative Expenses	15,324	5.0%	16,589	4.4%	45,739	5.1%	46,760	4.7%

Operating Income	10,195	3.3%	57,677	15.5%	52,086	5.8%	173,731	17.6%

Net Interest & Other Expense	922	0.3%	2,530	0.7%	3,227	0.4%	5,608	0.6%

Income before Income Taxes	9,273	3.0%	55,147	14.8%	48,859	5.4%	168,123	17.0%

Income Taxes	3,518	1.1%	19,386	5.2%	16,955	1.9%	59,166	6.0%

Net Income	$5,755	1.9%	$35,761	9.6%	$31,904	3.5%	$108,957	11.0%

Basic Earnings Per Share	$0.25		$1.54		$1.37		$4.69

Diluted Earnings Per Share	$0.24		$1.51		$1.35		$4.60

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,362		23,267		23,344		23,248

-Diluted	23,708		23,680		23,706		23,666

Dividend Paid per Share	$0.02		$—		$0.06		$—